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Exhibit 10(i)

[Letterhead of Tenet Healthcare Corporation]

Personal & Confidential

February 16, 2005

Mr. Robert Shapard
6405 Lake Forest Drive
Plano, Texas 75024

Dear Bob:

I am pleased to confirm the details of our offer to you to become Tenet's Chief Financial Officer. Your start date with the company will be March 1, 2005 and you will officially assume the CFO duties on March 10, 2005. As you are aware, this offer is contingent on approval by Tenet Healthcare Corporation's Compensation Committee. Ultimately, the offer is also contingent on completion of a satisfactory reference check as well as passing a routine drug screening.

I am excited at the prospect of you joining my senior management team and me at Tenet. As we have discussed, I am energized and committed to building a new Tenet. The Chief Financial Officer position plays an important part in Tenet's success with responsibilities for Accounting, Treasury, Operations Finance, Acquisitions and Divestitures. As we have discussed, this position will report to me as the Chief Executive Officer, and your principal office will be at our headquarters in Dallas. I've outlined the major terms of the offer below.

1.     Compensation and Benefits:

a.
Base Compensation: Your starting base salary rate will be $600,000 per year, payable bi-weekly. Your next salary review will be in early 2006 when other senior executives are reviewed by the Compensation Committee.

b.
Annual Incentive Plan: Your target award percentage in Tenet's Annual Incentive Plan (AIP) will be 70% of salary. The AIP is a function of exceptional individual and company performance. You will be eligible for a full year bonus for calendar year 2005.

c.
Car Allowance: You will receive an annual automobile allowance of $18,100 paid bi-weekly.

d.
ExecuPlan Medical: You will participate in Tenet's ExecuPlan, which provides reimbursement for out-of-pocket health and dental expenses at a $5,000 annual level.

e.
Initial Stock Incentives: Your position is eligible for stock incentives. Stock incentive awards are considered periodically by the company's Compensation Committee of the Board of Directors. Stock incentive awards have typically vested over three years with one-third vesting at the end of each year. You are being recommended for an initial grant of 75,000 restricted stock units and 300,000 non-qualified stock options which would be granted at fair market value and made effective upon the Compensation Committee's approval.

f.
Annual Stock Incentives: You will be eligible for an annual stock based incentive grant in March 2006. Based on the most recent guidelines approved by the Board the typical grant for your position is approximately 133,000 options and 27,000 RSUs.

g.
Benefits: After 31 days of employment, you will be eligible to enroll in the TenetSelect benefit program which provides health, life, dental, vision and disability insurance coverage.

1

h.
Severance Protection Agreement: You will receive severance protection in the event of a qualifying termination in accordance with the terms of the Tenet Executive Severance Protection Plan.

i.
SERP: You will be named to the Supplemental Executive Retirement Plan (SERP) which provides enhanced retirement, disability and life insurance benefits.

2.
Employment Status: As a condition of employment, you agree to abide by all of Tenet's Human Resources policies including Tenet's Fair Treatment process which includes final and binding Arbitration as a resolution of any grievance that results from your employment or termination of employment with Tenet Healthcare Corporation.

Finally, your employment with the company will be on an at-will basis which means that either you or the company may terminate the employment relationship with or without notice or with or without cause at any time. The term "cause" as used above shall include, but not be limited to, dishonesty, fraud, willful misconduct, self dealing or violation of the company's Standards of Conduct, breach of fiduciary duty (whether or not involving personal profit), failure, neglect or refusal to perform your duties in any material respect, violation of law (except traffic violations or similar minor infractions), violation of the company's Human Resources Operations or other Policies, or any material breach of this agreement; provided, however, that a failure to achieve or meet business objectives as defined by the company shall not be considered "cause" so long as you have devoted your best and good faith efforts and full attention to the achievement of those business objectives.

Bob, assuming these terms are agreeable, and we receive approval from our Compensation Committee, please sign this letter indicating your acceptance and return to me.

This is a terrific opportunity for you and Tenet. We are enthusiastic about you accepting this position. Please call me if you have any questions.

Sincerely,	ACCEPTED AND AGREED TO:

/s/ TREVOR FETTER	/s/ ROBERT SHAPARD 2/18/05 Robert Shapard Date
Trevor Fetter

In order to prepare your benefits package for your orientation, please provide the following information:

Social Security Number:	[Omitted]	Birth Date:	9/22/55

cc:
Peter Crist
Peter Urbanowicz

2

TENET EXECUTIVE SEVERANCE PROTECTION PLAN
(Robert Shapard)

The Tenet Executive Severance Protection Plan (the "Plan") will provide Covered Executives (as defined herein) of the Company with certain cash severance payments and/or other benefits in the event of a termination of the Executive's employment as a result of a Qualifying Termination (as defined herein) or under certain other circumstances following a Change of Control (as defined herein). The Plan will become effective upon the execution and delivery of an Acknowledgement and Agreement by the Covered Executive agreeing to be bound by the terms of the Plan. Once accepted, the Plan will supercede and replace any and all prior and existing plans, arrangements, and agreements between the Covered Executive and the Company regarding benefits following a Qualifying Termination and/or a Change of Control except for any benefits which are set forth in the Company's SERP plan but not clearly delineated in the Plan itself.

1.
Covered Executive(s).

  The benefits of the Plan will be provided to eligible executives who have a Qualifying Termination and execute Tenet's standard Severance Agreement at the time of the termination, and to eligible executives under defined circumstances following a Change of Control. Eligibility to participate in the Plan will be offered to all executives holding the positions of Senior Vice President, Executive Vice President, and Reporting Officer.

  Executives described in this paragraph are "Covered Executive(s)".

2.
Qualifying Terminations.

  A Covered Executive is entitled to severance benefits under the Plan if:

  (a)
  The Executive is terminated involuntarily by the Company without cause. The term "cause" shall include the following: dishonesty, fraud, willful misconduct, self dealing or violation of the Company's Standards of Conduct, breach of fiduciary duty (whether or not involving personal profit), conflict of interest, failure, neglect or refusal to perform one's job duties in any material respect, violation of law (except traffic violations or similar minor infractions) or other wrongful conduct of a similar nature and degree. Notwithstanding, a failure to meet or achieve business objectives, as defined by the Company, shall not be considered cause so long as the Executive has devoted his/her best efforts and attention to the achievement of those objectives.

  (b)
  The Executive resigns following a "good reason," meaning: (i) a material reduction in the Executive's job duties; (ii) a reduction of ten percent (10%) or more in the Executive's combined base salary and target annual bonus, or (iii) a material reduction in the Executive's retirement or supplemental retirement plan benefits. In the case of (ii) and (iii) above, such reduction shall not constitute good reason if it results from a general across-the-board reduction for executives at a similar job level within the Company.

  Terminations described in this paragraph are "Qualifying Termination(s)".

3.
Cash Severance Payments.

  Following a Qualifying Termination, a Covered Executive will be entitled to receive severance payments at an annual rate equivalent to the Executive's annual salary and at the time of the Qualifying Termination for a period of two (2) years from the date immediately following the expiration of a six (6) month period following the date of termination. This six (6) month "waiting period" is required to comply with the American Jobs Creation Act of 2004 and Section 409A of the Internal Revenue Code. The 2-year period is referred to as the "Severance Period." Cash payments will be made on the Company's ordinary payroll schedule, subject to the Executive's continued compliance with the restrictive covenants described below (the "Restrictive Covenants").

4.
Benefit Continuation.

  Following a Qualifying Termination and the expiration of a six (6) month period following the date of termination, a Covered Executive will receive during the Severance Period (a) health and welfare benefits (but excluding Long Term Disability Insurance) on the same terms as such benefits are provided to executives at the same level employed by the Company during the Severance Period, (b) car allowance in the same amount as was provided the Executive at the time of the Qualifying Termination, and (c) ExecuPlan benefits. If a Covered Executive obtains employment prior to or during the Severance Period, his/her receipt of the benefits provided in (a)-(c) above will be mitigated to the extent equivalent coverage is provided by the Executive's new employer.

5.
Age and Service Credit for Retirement Plans.

  Covered Executives who are participants in the Company's Supplemental Executive Retirement Plan (SERP) at the time of a Qualifying Termination will receive age and service credit for purposes of SERP for the Severance Period. Any actual payment of retirement benefits under SERP will be made in accordance with the terms of the SERP plan, but not before the end of the Severance Period.

6.
Option Acceleration.

a.
Qualifying Termination.    In the event of a Qualifying Termination, any options granted a Covered Executive after January 8, 2003 and any options granted the Executive prior to January 8, 2003 with an option price greater than $16.90 will accelerate and become fully vested. All of an Executive's vested options will then be exercisable until the end of the Severance Period unless by their terms they expire sooner or unless the Covered Executive has attained, or would have attained "Normal Retirement Age" under the Tenet Healthcare Corporation Stock Incentive Plan had he/she remained employed during the Severance Period, in which case the executive will be treated as a retiree under the Stock Incentive Plan and any vested options will continue to be exercisable for the remainder of their term. Any options that are not subject to acceleration under this paragraph will continue to vest according to their terms and will continue to be exercisable according to the terms of their original grant. No Covered Executive will be entitled to any new stock option grant following the date of termination or during the Severance Period.

b.
Following a Change Of Control.    In the event of a Change of Control, as defined herein at Paragraph 13, those executives who are eligible to participate in the Plan but have not had a Qualifying Termination will be entitled to the immediate acceleration and vesting of all their unvested options if such options are not assumed and/or substituted with equivalent options in connection with the Change of Control. In such case, the vested options shall then be exercisable according to the terms of the option plan.

7.
Restricted Unit Acceleration.

  In the event of a Qualifying Termination, any restricted units of Tenet Healthcare Corporation stock issued to Covered Executive will accelerate and become fully vested.

8.
IRC Section 280G Gross-Up.

  Notwithstanding any term to the contrary in any existing Company plan or agreement, the Company will provide Covered Executives with gross-up payments for any excise taxes resulting from Internal Revenue Code Section 280G incurred as a result of severance benefits provided under this Severance Plan or any other Company benefit plan.

9.
Restrictive Covenants.

  A Covered Executive's right to receive any severance benefits under this Plan following a Qualifying Termination is expressly conditioned upon the Covered Executive's executing a severance agreement at the time of termination in a form acceptable to the Company. The severance agreement will contain certain restrictive covenants concerning confidentiality, non-disparagement, and cooperation as well as a general release of the Company. In addition, the severance agreement will impose restrictions on the Executive with respect to the solicitation of customers, employees and suppliers for a period of 2 years in the case of Covered Executives who are among the four Reporting Officers listed above, and one (1) year in the case of other Covered Executives.

  The agreements and covenants of the Covered Executive in such severance agreement are referred to herein as the "Restrictive Covenants".

10.
Deferred Compensation.

  Any deferred compensation to which a Covered Executive is entitled under the Company's executive deferred compensation plan or any other similar plan or agreement will be distributed at the time of a Qualifying Termination based on the participant's then current distribution election on the condition that said election complies with the American Jobs Creation Act of 2004 and Section 409A of the Internal Revenue Code.

11.
Integration with Existing Agreements.

  In order to achieve one uniform severance plan for senior executives of the Company, this Executive Severance Protection Plan, once accepted by a Covered Executive, will replace and supersede any and all existing arrangements, agreements, contracts and/or plans, whether oral or in writing, which the Executive might have with the Company, as they relate either to severance benefits to which the Executive is entitled following an event constituting a Qualifying termination, or as they relate to any benefits to which the executive may be entitled following a Change of Control. This includes, but is not limited to, any benefits set forth in the existing 1996 Santa Barbara Relocation Plan and the October 1995 Change of Control Severance Plan. It does not include, however, any benefits which are set forth in the Company's SERP (described in paragraph 5 above), but which are not clearly delineated in this Severance Protection Plan.

12.
Expiration of Severance Protection Coverage.

  To the extent permitted by law, eligibility for participation in this program by a Covered Executive shall cease upon the first day of the Tenet fiscal year in which the participant will reach age 65.

13.
Change of Control Legal Payments.

  The Company agrees to reimburse any Executive for any legal fees and expenses the Executive reasonably incurs in seeking to obtain benefits under this Plan in the event there is a Change of Control and the Company fails to provide the benefits prescribed herein to which the Executive is entitled.

14.
Change of Control

(a)
A "Change of Control" of the Company shall be deemed to have occurred if: (i) any Person is or becomes the beneficial owner directly or indirectly of securities of the Company representing 20% or more of the combined Voting Stock of the Company or; (ii) individuals who, as of April 1, 1994, constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that (a) any individual who becomes a director of the Company subsequent to April 1, 1994, whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed to have been a member of the Incumbent Board and (b) no individual who was elected initially (after April 1, 1994) as a director as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended, or any other actual or threatened solicitations of proxies or consents by or on behalf of any person other than the Incumbent Board shall be deemed to have been a member of the Incumbent Board.

  (b)
  "Person" shall mean an individual, firm, corporation or other entity or any successor to such entity, together with all Affiliates and Associates of such Person, but "Person" shall not include the Company, any subsidiary of the Company, any employee benefit plan or employee stock plan of the Company or any subsidiary of the Company, or any Person organized, appointed, established or holding Voting Stock by, for or pursuant to the terms of such a plan.

  (c)
  "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

  (d)
  "Voting Stock" with respect to corporation shall mean shares of that corporation's capital stock having general voting power, with "voting power" meaning the power under ordinary circumstances (and not merely upon the happening of a contingency) to vote in the election of directors.

15.
Successors and Assigns

  The Tenet Executive Severance Protection Plan is intended to be a binding agreement and thus shall be binding on the Company's successors and assigns as it relates to the rights of any eligible executive who has executed a written Acknowledgement and Agreement signed by the Company agreeing to be covered by this Plan. The Company, in its sole discretion, retains the right to alter or terminate the Plan with respect to the future participation in the Plan of any new or yet to be covered executive.

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LETTER TO ROBERT SHAPARD
TENET EXECUTIVE SEVERANCE PROTECTION PLAN (Robert Shapard)